SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
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☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-12
SOVRAN SELF STORAGE, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)
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SOVRAN SELF STORAGE, INC.
6467 Main Street
Buffalo, New York 14221
Dear Shareholder:
      You are cordially invited to attend the 2006 Annual Meeting of Shareholders on Thursday, May 18, 2006 at The Buffalo Niagara Marriott, 1340 Millersport Highway, Amherst, New York 14221. The Annual Meeting will begin promptly at 11:00 a.m. (E.D.T.).
      The enclosed Notice and Proxy Statement contain details concerning the business to come before the meeting. You will note that the Board of Directors of the Company recommends a vote “FOR” the election of six Directors to serve until the 2007 Annual Meeting of Shareholders, “FOR” the ratification of the appointment of Ernst & Young LLP as independent auditors of the Company for the 2006 fiscal year.
      The vote of every Shareholder is important. You may vote your shares via the toll free telephone number or via the Internet (see instructions on the enclosed proxy card) or you may sign and date the accompanying proxy card and return it promptly in the postage paid envelope provided. Returning your completed proxy card will not prevent you from voting in person at the meeting should you be present and wish to do so. Please note that the telephone number is available only for calls originating in the United States or Canada. Please take the time to vote. As explained in the Proxy Statement, you may withdraw your proxy at any time before it is actually voted at the meeting.
      If you plan to attend the meeting in person, please remember to bring a form of personal identification with you and, if you are acting as a proxy for another Shareholder, please bring written confirmation from the record owner that you are acting as a proxy. If you will need special assistance at the meeting, please contact Sovran Investor Relations at (716) 633-1850.
      The Board of Directors and management look forward to greeting those Shareholders who are able to attend the Annual Meeting.

Sincerely,

David L. Rogers
Secretary
April 10, 2006

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
1. ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
Aggregated Option Exercises in Fiscal 2005 And Fiscal Year-End Values
Option Grants in Last Fiscal Year
EQUITY COMPENSATION PLAN INFORMATION
EMPLOYMENT AGREEMENTS
CERTAIN TRANSACTIONS
2. APPOINTMENT OF INDEPENDENT ACCOUNTANTS

SOVRAN SELF STORAGE, INC.
6467 Main Street
Buffalo, New York 14221

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF SOVRAN SELF STORAGE, INC.:
      NOTICE IS HEREBY GIVEN THAT the Annual Meeting of Shareholders of Sovran Self Storage, Inc. (the “Company”) will be held at The Buffalo Niagara Marriott, 1340 Millersport Highway, Amherst, New York 14221, on Thursday, May 18, 2006, at 11:00 a.m. (E.D.T.), to consider and take action on the following:

1.	The election of six Directors of the Company to hold office until the next Annual Meeting of Shareholders and until their successors are elected and qualified.

2.	The ratification of the appointment by the Board of Directors of Ernst & Young LLP as independent accountants to audit the accounts of the Company for the fiscal year ending December 31, 2006.

3.	The transaction of such other business as may properly come before the meeting or any adjournments thereof.
      FURTHER NOTICE IS HEREBY GIVEN that the stock transfer books of the Company will not be closed, but only Shareholders of record at the close of business on March 31, 2006 will be entitled to notice of the meeting and to vote at the meeting.
      Shareholders who will be unable to attend the Annual Meeting in person may attend the meeting by proxy. Such Shareholders are requested to complete, date, sign and return the proxy card in the envelope enclosed or to vote their proxy by telephone or via the Internet as described on the enclosed proxy card.

By Order of the Board of Directors,

David L. Rogers
Secretary
Buffalo, New York
April 10, 2006

SOVRAN SELF STORAGE, INC.
6467 Main Street
Buffalo, New York 14221

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS

       This Proxy Statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Sovran Self Storage, Inc. (the “Company”) for the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, May 18, 2006 at 11:00 a.m. (E.D.T.) at The Buffalo Niagara Marriott, 1340 Millersport Highway, Amherst, New York 14221, and at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Only Shareholders of record at the close of business on March 31, 2006 are entitled to notice of and to vote at the meeting. This Proxy Statement and the enclosed form of proxy are first being mailed to Shareholders on or about April 10, 2006.
      Shareholders of record may vote by (i) attending the meeting, (ii) using the toll-free telephone number shown on the proxy card, (iii) voting via the Internet at the address shown on the proxy card, or (iv) marking, dating, signing and returning the enclosed proxy card. Returning your completed proxy will not prevent you from voting in person at the meeting should you be present and wish to do so. The proxy may be revoked at any time before it is voted by delivering to the Secretary of the Company a written revocation or a duly executed proxy (including a telephone or Internet vote) as of a later date, or by attending the Annual Meeting and voting in person.
      The entire cost of preparing, assembling and mailing the proxy material will be borne by the Company. The Company will reimburse brokerage firms, banks and other securities custodians for their expenses in forwarding proxy materials to their principals. Solicitations other than by mail may be made by officers or by regular employees of the Company without additional compensation.
      Only Shareholders of record at the close of business on March 31, 2006, are entitled to notice of and to vote at the Annual Meeting and at all adjournments thereof. At the close of business on March 31, 2006, there were issued and outstanding 17,674,724 shares of the Company’s common stock (“Common Stock”). Each share of Common Stock has one vote. A majority of shares entitled to vote at the Annual Meeting will constitute a quorum. If a share is represented for any purpose at the meeting, it is deemed to be present for all other purposes. Abstentions and shares held of record by a broker or its nominee (“Broker Shares”) that are voted on any matter are included in determining the number of votes present. Broker Shares that are not voted on any matter at the Annual Meeting will not be included in determining whether a quorum is present.
      The Company has enclosed with this Proxy Statement a copy of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the period ended December 31, 2005, including the financial statements and schedules thereto.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth for each holder of five percent or more of the Company’s outstanding stock, each current Director, each nominee for Director and each of the executive officers named in the Summary Compensation Table and for all Directors and executive officers as a group, information concerning beneficial ownership of Common Stock. Unless otherwise stated, to the best of the Company’s knowledge, each person has sole voting and investment power with respect to the shares listed.

	Number of Shares of
	Common Stock
	Beneficially Owned
Name and Address of	as of March 31, 2006	Percent of
Beneficial Owners(1)	(2)(3)(4)	Common Stock Owned

Fidelity Management and Research Corp(5)	1,708,722	9.67%
Barclays Global Investors, NA et al(6)	1,189,401	6.73%
Robert J. Attea	194,562	1.10%
Kenneth F. Myszka	179,690	1.01%
Charles E. Lannon	135,028	*
John E. Burns	16,028	*
Michael A. Elia	5,028	*
Anthony P. Gammie	17,960	*
David L. Rogers	132,291	*
Directors and Executive Officers as a Group (seven persons)	680,587	3.85%

*	Represents beneficial ownership of less than 1% of outstanding Common Stock on March 31, 2006.

(1)	The address for Fidelity Management and Research Corporation is 82 Devonshire Street, Boston, Massachusetts 02109. The address for Barclays Global Investors, NA and Barclays Global Fund Advisors is 45 Fremont Street, San Francisco, California 94105. The address for Barclays Bank PLC is 54 Lombard Street, London, England EC3P 3AH. The address for all other owners is c/o Sovran Self Storage, Inc., 6467 Main Street, Buffalo, New York 14221.

(2)	Includes 2,000, 4,000, 4,000, and 4,000 shares of Common Stock that may be acquired by Messrs. Lannon, Burns, Elia, and Gammie respectively, through the exercise, within sixty days, of options granted under the 1995 Outside Directors’ Stock Option Plan.

(3)	Excludes 7,102, 6,968, 6,393 and 4,059 shares of Common Stock issuable to each of Messrs. Burns, Elia, Gammie and Lannon, respectively, in payment of amounts credited to their accounts under the Company’s Deferred Compensation Plan for Directors.

(4)	Includes 32,580, 30,166 and 30,166 shares of restricted stock as to which Messrs. Attea, Myszka and Rogers, respectively, have voting power but no investment power.

(5)	All information relating to Fidelity Management and Research Corporation is derived from Schedule 13G filed by them on February 14, 2006. The Company has not verified this information.

(6)	All information relating to Barclays Global Investors, NA, Barclays Global Fund Advisors and Barclays Bank PLC is derived from the Schedule 13G filed by them and other entities on January 26, 2006. The Company has not verified this information.

1. ELECTION OF DIRECTORS
      It is intended that the proxies solicited by the Board of Directors will, unless otherwise directed, be voted to elect the nominees for Director named below. Assuming a quorum is present, Directors are elected by a plurality of the affirmative votes cast; accordingly, votes withheld and broker non-votes will have no effect. The nominees proposed are all presently members of the Board.
Director Independence
      The Board of Directors has reviewed all transactions or relationships between each director, or any member of his or her immediate family and the Company, its senior management and its independent auditor. Based on this review and as required by the independence standards of the New York Stock Exchange (“NYSE”), the Board of Directors has affirmatively determined that Messrs. Burns, Elia, Gammie and Lannon are independent from management and its independent auditor within the meaning of the NYSE listing standards.
Nominees for Election to the Board of Directors
      The nominees named herein will hold office until the next succeeding Annual Meeting of Shareholders and until their successors are duly elected and qualified. In the event any nominee becomes unavailable and a vacancy exists, it is intended that the persons named in the proxy may vote for a substitute who will be recommended by the Nominating Committee of the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unable to serve as Directors.
      The following information with respect to business experience of nominees for election to the Board of Directors and the continuing directors has been furnished by the respective directors or nominees or obtained from the records of the Company.

Name	Age	Title and Principal Occupation

Robert J. Attea	64	Chairman of the Board, Chief Executive Officer and Director since March 1997.
Kenneth F. Myszka	57	President, Chief Operating Officer and Director since March 1997.
John E. Burns	59	Director since 1995. Mr. Burns is President of Altus Capital, L.L.C., an investment management company. From 1998 through 2000, Mr. Burns was Chairman of Sterling, a division of National City Bank, which provides tax and financial counseling services to affluent families.
Michael A. Elia	54	Director since 1995. Mr. Elia is President, Chief Executive Officer and a director of Sevenson Environmental Services, Inc., from 1984 to present.
Anthony P. Gammie	71	Director since 1995. From 1985 through March of 1996, Mr. Gammie was Chairman of the Board and Chief Executive Officer of Bowater Incorporated.
Charles E. Lannon	58	Director since 1995. Mr. Lannon is the President of Strategic Capital, Inc., a consulting firm.
EXECUTIVE OFFICERS OF THE COMPANY

Name	Age	Title

Robert J. Attea	64	Chairman of the Board and Chief Executive Officer
Kenneth F. Myszka	57	President and Chief Operating Officer
David L. Rogers	50	Chief Financial Officer and Secretary
      David L. Rogers. From 1995 to the present, David L. Rogers has served as the Company’s Chief Financial Officer and Secretary.

MEETINGS OF THE BOARD OF DIRECTORS AND STANDING COMMITTEES
      The Board of Directors held four meetings during the fiscal year ended December 31, 2005. Each incumbent director attended at least 75% of the aggregate total number of meetings held by the Board of Directors and all committees on which he served. The members of our Board of Directors who are not members of the Company’s management team, which are all members of our board of directors other than Messrs. Attea (our Chairman of the Board and Chief Executive Officer) and Myszka (our President and Chief Operating Officer), meet in executive session in conjunction with regularly scheduled meetings of the Board of Directors at least twice per year and on other occasions, as necessary, in accordance with the Company’s Corporate Governance Principles. The presiding director at executive sessions of our non-management directors rotates among the non-management directors. The Company’s policy is that all directors should attend the Annual Meeting of Shareholders absent a good reason. Five directors attended the 2005 Annual Meeting of Shareholders, and one director was excused for good reason.
      The Board of Directors has three committees with the principal functions described below. The charter of each committee is posted on the Company’s web site at www.sovranss.com. A copy of each charter is available in print to any shareholder upon request to the Company at 6467 Main Street, Buffalo, New York, or by telephone (716) 633-1850.
      Audit Committee. The Audit Committee is composed of Messrs. Burns, Elia and Gammie. The Audit Committee is established to oversee the accounting and financial reporting processes and audits of the financial statements of the Company. The committee assists the Board of Directors in oversight of the quality and integrity of the Company’s financial reports, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence and the performance of the Company’s internal audit function, as well as accounting and reporting processes.
      The Audit Committee is composed entirely of directors who are not employees of the Company and have no relationship to the Company that would interfere with a director’s independence from management and the Company, including independence within the meaning of applicable NYSE listing standards. Each member must be “financially literate” under recently revised NYSE listing standards, or become financially literate within a reasonable period of time after appointment. The Securities and Exchange Commission (“SEC”) has adopted rules to implement certain requirements of the Sarbanes-Oxley Act of 2002 pertaining to public company audit committees. One of the rules adopted by the SEC requires a company to disclose whether it has an “Audit Committee Financial Expert” serving on its audit committee. The Board of Directors has determined that all members of the Audit Committee are financially literate and that Audit Committee member John E. Burns meets the definition of a “financial expert.”
      The Audit Committee’s duties are set forth in its charter, which can be found on the Company’s web site at www.sovranss.com. Additional information regarding the Audit Committee and the Company’s independent auditor is disclosed in the Report of the Audit Committee below. The Audit Committee held five meetings during the fiscal year ended December 31, 2005. At each of the meetings, the Audit Committee met in private session with the Company’s independent auditor and, at one of the meetings, met in private session with the Company’s internal auditor.
      Compensation Committee. The Compensation Committee is composed of Messrs. Burns, Elia and Gammie, each of whom is independent within the meaning of applicable NYSE listing standards. The Compensation Committee makes decisions with respect to compensation of executive officers and administers the Company’s 2005 Award and Option Plan. The functions of the Compensation Committee are further described below under the caption “Executive Compensation” and in its charter, which can be found on the Company’s web site at www.sovranss.com. The Compensation Committee held one meeting during the fiscal year ended December 31, 2005.
      Governance Committee. The Governance Committee of the Board of Directors was formed in 2003 and serves as the Company’s nominating committee. The Governance Committee is composed of Messrs. Burns, Elia and Gammie, each of whom is independent within the meaning of applicable NYSE listing standards. This Governance Committee’s functions are set forth in its charter, which can be found on the Company’s web site at www.sovranss.com, and include assisting the Board of Directors by identifying individuals qualified to become Board members and recommending director nominees for the annual meeting of shareholders, recommending to the Board the Corporate Governance Principles applicable to the Company, leading the Board of Directors in its annual review of the Board’s performance, and recommending the Board of Directors’ director nominees for each committee. The Governance Committee must annually review the adequacy of its charter and its own performance. The Governance Committee does not have an express policy with regard to consideration of director candidates recommended by shareholders, but it will consider director candidates proposed by shareholders. The Board of Directors does not believe that it is necessary to have a policy regarding the consideration of director candidates recommended by shareholders due to the infrequency of such recommendations. Those candidates must be highly qualified, exhibiting the experience and expertise required of the Board of Directors’ own pool of candidates and interest in the Company’s businesses, and also the ability to attend and prepare for Board of Directors, committee and shareholder meetings. Any candidate must state in advance his or her willingness and interest in serving on the Board of Directors. Candidates should represent the interests of all shareholders and not those of a special interest group. A shareholder wishing to nominate a candidate should do so in accordance with the guidelines set forth below under the caption “Proposals of Shareholders for the 2006 Annual Meeting.” One meeting of the Governance Committee was held during 2005.
      The Report of the Audit Committee that follows, the Compensation Committee Report on pages 7-8 and the Performance Graph on page 13 shall not be deemed to be “soliciting material” or to be filed with the Securities and Exchange Commission or subject to Regulation 14A or 14C under the Securities Exchange Act of 1934, or to the liabilities of Section 18 of that act. Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, neither of the reports nor the Performance Graph shall be incorporated by reference into any such filings.
REPORT OF THE AUDIT COMMITTEE
      Management has the primary responsibility for the integrity of Sovran Self Storage, Inc.’s financial information and the financial reporting process, including the system of internal control over financial reporting. Ernst & Young LLP, the Company’s independent registered public accounting firm, is responsible for conducting independent audits of the Company’s financial statements and management’s assessment of the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and expressing an opinion on the financial statements and management’s assessment based upon those audits. The Audit Committee is responsible for overseeing the conduct of these activities by management and Ernst & Young LLP.
      As part of its oversight responsibility, the Audit Committee has reviewed and discussed the audited financial statements, the adequacy of financial controls and the effectiveness of the Company’s internal control over financial reporting with management and Ernst & Young LLP. The Audit Committee also has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Ernst & Young LLP that firm’s independence.
      Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Sovran Self Storage, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission.

Audit Committee

John E. Burns, Chair
Michael A. Elia
Anthony P. Gammie

COMPENSATION OF DIRECTORS
      The Company pays its Directors who are not also officers of the Company an annual fee of $25,000. An additional $7,500 is paid to each member of the Audit Committee, an additional $25,000 is paid to the chair of the Audit Committee and an additional $5,000 is paid to the chair of each of the Compensation and Governance Committees. Outside Directors are also paid a meeting fee of $1,000 for each special meeting attended. In addition, the Company will reimburse all Directors for expenses incurred in attending meetings. Under the Deferred Compensation Plan for Directors, outside Directors may elect to have all or part of their fees credited to a deferred compensation account in the form of Units. The number of Units credited will be equal to the number of shares of Common Stock that could have been purchased using the closing price of Common Stock on the day immediately preceding the date on which the fees were payable. When the Company declares cash dividends on its Common Stock, additional Units will be credited to the deferred compensation accounts based on the reinvestment of the “dividend” on the Units credited to the deferred compensation accounts on the dividend record dates. Amounts credited to the deferred compensation accounts will be paid to Directors in the form of shares of Common Stock, the number of which shares will equal the number of Units credited to the accounts.
      Pursuant to the 1995 Outside Directors’ Stock Option Plan (the “Directors’ Plan”), each Director who is not an officer or employee of the Company is granted, effective as of the Director’s initial election or appointment, an option to acquire 3,500 shares of Common Stock at the fair market value of the Common Stock on the date of grant, and will, as of the close of each annual shareholders’ meeting thereafter, be granted an option to acquire an additional 2,000 shares of Common Stock at the fair market value of the Common Stock on the date of grant. The initial options for 3,500 shares of Common Stock are exercisable one year from the date of grant; the Directors’ options awarded annually thereafter vest immediately. The exercise price is payable in cash or by delivery of shares of Common Stock owned by the Director, or a combination of cash and shares. Two Directors exercised options for 17,000 shares of Common Stock during 2005.
      In addition, under the Directors’ Plan, each director who is not an officer or employee of the Company is granted annually a number of shares of restricted Common Stock equal to the annual fee paid to such director multiplied by 0.8 and divided by the fair market value of a share of Common Stock on the date of grant. Restricted stock so granted vests one year following the date of grant.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors and officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange. Directors, officers and greater-than-10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file. Based solely on review of information furnished to the Company and reports filed through the Company, the Company believes that all Section 16(a) filing requirements applicable to its Directors, officers and greater-than-10% beneficial owners were complied with during 2005.
      The Board of Directors recommends a vote “FOR” the election of the nominees named above.

EXECUTIVE COMPENSATION
Compensation Committee Report on Executive Compensation
      Decisions on compensation of the Company’s executives are made by the Compensation Committee of the Board of Directors. During 2005, the Compensation Committee consisted of Messrs. Burns, Elia and Gammie, each of whom is an independent Director. All decisions by the Compensation Committee relating to the compensation of the Company’s executive officers are reviewed by the full Board of Directors. In 2005, the Board of Directors did not modify or reject any action or recommendation by the Compensation Committee in any material way. No officer or employee of the Company participated in the deliberations of the Compensation Committee or the Board of Directors concerning executive officer compensation.
      The objectives of the Company’s executive compensation policies are to provide competitive levels of compensation that integrate pay with the Company’s performance goals, reward profitability, recognize initiative and achievements, and assist the Company in attracting and retaining qualified executives. The Company’s executive compensation policies are designed to reward profitability, achievement of the Company’s performance goals, and initiative and achievements. The Company’s executive compensation policies are not designed to reward a high volume of acquisition activity (as opposed to high quality and successful acquisitions), tenure with the Company, or mere continuation of employment with the Company. In 2005, these policies were carried out through the compensation components of salary and bonuses.
      The Company engages a compensation consulting firm to review the Company’s executive compensation program, evaluate its competitiveness and make recommendations that would enable the Company to motivate and retain top executives with a view to maximizing Shareholder value. The Compensation Committee periodically reviews the effectiveness and competitiveness of the Company’s executive compensation structure with the assistance of its independent consulting firm. This consulting firm is engaged by, and reports to, the Compensation Committee. The consulting firm focused on base salary, annual incentives and long-term incentives and utilized published survey data and information from a peer group of companies in the public storage REIT industry. The Compensation Committee used the results of the consulting firm’s evaluation, as well as other relevant information, as the basis for its decisions on executive compensation in 2005. The Compensation Committee also considers the total value of the annual compensation for each executive and all executives as a group.
      The Compensation Committee does not approach its determination of Mr. Attea’s compensation as the Company’s Chairman of the Board and Chief Executive Officer differently from its approach to determining the compensation of Messrs. Myszka and Rogers. This similarity of approach is based upon the fact that Messrs. Attea, Myszka and Rogers have complementary skill sets and, despite their different roles, work together as a team to manage the Company. Accordingly, the compensation of these executives is typically very similar and tends to increase or decrease together based upon their combined performance and the Company’s performance.
      A competitive salary structure is the most fundamental component of executive compensation used by the Compensation Committee to assist in attracting and retaining qualified executives. The Compensation Committee generally determines increases in the salaries of Messrs. Attea, Myszka and Rogers with reference to the general range of percentage salary increases for other management employees of the Company. Salaries for the executive officers for 2005 were established based on these factors. The Compensation Committee established the salaries of Messrs. Attea, Myszka and Rogers for 2005 at $361,112, $351,482 and $351,482, respectively, which represents an increase from each such executive’s 2004 salary of 5% for each of them. These salary increases were consistent, as a percentage of 2005 salary, with the salary increases received by other management employees of the Company.
      The Company maintains incentive compensation guidelines which provide for the payment of bonuses to the executive officers based upon the achievement of specified increases in the Company’s Funds from Operations per Common Share (“FFO”), the Company’s FFO performance relative to that of other self-storage REITs, the quality and success of acquisitions by the Company and other performance criteria, including the executive officers’ performance relating to corporate governance, operational matters, strategic planning and effective communication and interaction with the Board of Directors, and upon such participant’s base compensation as shown for the Company’s Chief Executive Officer, Chief Operating Officer and Chief Financial Officer in the Summary Compensation Table, for the year in which the increase occurred. The Compensation Committee relies heavily, but not exclusively, on these criteria. The Compensation Committee weights performance measures differently in different years to reflect their relative importance during each year as an indicator of management’s performance. The Compensation Committee exercises discretion in light of relevant performance measures and in view of its compensation objectives to determine the amount of bonuses. The bonuses may be paid in cash, restricted stock or a combination of cash and restricted stock. In determining the composition of bonuses to be paid for 2005, the Compensation Committee adhered to its recent practice of paying that portion of each executive’s bonus that was based upon 2005 financial performance (such as FFO growth) in cash, while paying that portion of each executive’s bonus that is based upon more subjective performance criteria (such as the quality of the Company’s acquisitions and strategic planning in 2005) in restricted stock that vests over several years.
      In determining the executive officers’ 2005 incentive compensation, the Compensation Committee weighed heavily the Company’s strong FFO growth both relative to the Company’s expectations and relative to other self-storage REITS in 2005 to determine the bonuses reflected in the Summary Compensation Table, as well as the success of the Company’s recent acquisitions and recent operational and strategic initiatives. In March 2006, the following cash payments were made and the number of shares of restricted stock were granted as a bonus to management based upon their performance during the Company’s 2005 fiscal year:

	Cash	Shares of
Name	Bonus	Restricted Stock

Robert J. Attea	$371,078	4,416
Kenneth F. Myszka	$360,269	4,287
David L. Rogers	$360,269	4,287
      Perquisites, which include an automobile allowance and reimbursement of miscellaneous expenses, do not relate directly to the Company’s performance. Instead, these relatively inexpensive components of executive compensation are primarily viewed as necessary to keep compensation levels competitive and to assist in attracting and retaining qualified executives. The dollar value of perquisites is not significant relative to the other components of executive compensation.
      The Compensation Committee has not established guidelines or requirements for the ownership of shares of the Company’s common stock because each of Messrs. Attea, Myszka and Rogers has a significant equity interest in the Company, which renders formal guidelines or requirements unnecessary.

Compensation Committee

Michael A. Elia, Chair
John E. Burns
Anthony P. Gammie

SUMMARY COMPENSATION TABLE
      The following information is furnished for the years ended December 31, 2005, 2004, and 2003 with respect to the Company’s Chief Executive Officer and each of the four other most highly compensated executives of the Company during 2005.

				Long-Term
		Annual		Compensation Awards
		Compensation
				Restricted	Securities	All
		Base		Stock	Underlying	Other
	Fiscal	Salary	Bonus	Awards	Options	Compensations
Name and Principal Position	Year	($)	($)	($)(1)	(#)	($)(2)

Robert J. Attea	2005	$361,112	$371,078	$243,807	0	$3,865
Chairman of the Board and	2004	$340,672	$144,785	$170,340	0	$4,362
Chief Executive Officer	2003	$324,450	$0	$130,189	0	$3,715

Kenneth F. Myszka	2005	$351,482	$360,269	$236,685	0	$4,200
President and Chief	2004	$331,587	$140,924	$165,789	0	$4,362
Operating Officer	2003	$315,798	$0	$126,399	0	$3,715

David L. Rogers	2005	$351,482	$360,269	$236,685	0	$4,063
Chief Financial Officer	2004	$331,587	$140,924	$165,789	0	$4,362
and Secretary	2003	$315,798	$0	$126,399	0	$3,715

Andrew J. Gregoire	2005	$130,000	$40,000	$47,135	0	$2,994
Vice President — Finance	2004	$104,475	$22,500	$0	0	$2,316
	2003	$99,500	$0	$0	0	$1,990

Edward F. Killeen	2005	$120,000	$40,000	$47,135	0	$2,430
Senior Executive Vice	2004	$87,150	$45,000	$0	0	$2,007
President — Operations	2003	$82,846	$0	$0	0	$1,657

Paul T. Powell	2005	$120,000	$40,000	$47,135	0	$2,601
Senior Executive Vice	2004	$84,200	$45,000	$0	0	$2,044
President — Real Estate	2003	$77,808	$10,358	$0	0	$1,763

(1)	The amounts shown represent the value of restricted stock issued to the named executive officers pursuant to the Company’s 2005 and 1995 Award and Option Plan as follows: March 30, 2006 — 4,416, 4,287 and 4,287 shares to Messrs. Attea, Myszka and Rogers, respectively; March 3, 2005 — 4,080, 3,971 and 3,971 shares to Messrs. Attea, Myszka and Rogers, respectively; March 18, 2004 — 3,295, 3,202, and 3,202 shares to Messrs. Attea, Myszka and Rogers, respectively. The restricted shares issued on March 30, 2006 vest at the rate of 50% per year for Mr. Attea, 25% per year for Mr. Myszka, and 14% per year for Mr. Rogers beginning on the foregoing dates and dividends are paid on the shares. As of December 31, 2005, the number and fair market value of all shares of restricted stock held by the named executive officers were as follows: Mr. Attea — 53,866 shares, $2,530,086; Mr. Myszka — 48,527 shares, $2,279,313; and Mr. Rogers — 48,527 shares, $2,279,313.

(2)	Represents employer matching contributions under the Company’s 401(k) Plan.

Aggregated Option Exercises in Fiscal 2005
And Fiscal Year-End Values
      The following table summarizes stock options exercised by the named executive officers during 2005 and the total number of options held by each listed individual as of December 31, 2005.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options
	Shares		Options at Year-End (#)		Options at Year-End ($)
	Acquired on	Value
Name	Exercise	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Robert J. Attea	15,055	$293,677	0	0	$0	$0
Kenneth F. Myszka	20,055	$417,741	0	0	$0	$0
David L. Rogers	20,055	$414,747	0	0	$0	$0
Andrew J. Gregoire	5,000	$130,983	2,500	0	$63,425	$0
Edward F. Killeen	2,500	$50,370	0	0	$0	$0
Paul T. Powell	2,000	$43,255	1,000	0	$25,370	$0
Option Grants in Last Fiscal Year
      There were no options granted under the Sovran Self Storage, Inc. 2005 Award and Option Plan (the “2005 Award Plan”) during 2005 to the named executive officers.
EQUITY COMPENSATION PLAN INFORMATION
      The following table sets forth certain information as of December 31, 2005, with respect to equity compensation plans under which shares of Common Stock may be issued.

		Weighted
		average
	Number of securities to	exercise price of
	be issued upon exercise	outstanding
	of outstanding options,	options,	Number of securities
	warrants and rights	warrants	remaining available
Plan Category	(#)	and rights ($)	for future issuance (#)

Equity compensation plans approved by shareholders:
2005 Award and Option Plan	24,000	$46.55	1,476,000
1995 Award and Option Plan	102,900	$28.31	0
1995 Outside Directors’ Stock Option Plan	16,000	$39.78	28,388
Deferred Compensation Plan for Directors(1)	25,154	N/A	19,846
Equity compensation plans not approved by shareholders	N/A	N/A	N/A

(1)	Under the Deferred Compensation Plan for Directors, non-employee Directors may defer all or part of their Directors’ fees that are otherwise payable in cash. Directors’ fees that are deferred under the Plan will be credited to each Director’s account under the Plan in the form of Units. The number of Units credited is determined by dividing the amount of Directors’ fees deferred by the closing price of Common Stock on the New York Stock Exchange on the day immediately preceding the day upon which Directors’ fees otherwise would be paid by the Company. A Director is credited with additional Units for dividends on the shares of Common Stock represented by Units in such Director’s Account. A Director may elect to receive the shares in a lump sum on a date specified by the Director or in quarterly or annual installments over a specified period and commencing on a specified date.

EMPLOYMENT AGREEMENTS
      In 1999, the Company entered into employment agreements with Messrs. Attea, Myszka and Rogers that require each of them to devote their full business time to the Company. Each employment agreement has an indefinite term but can be terminated by the Company upon 30 days prior written notice to the executive (a) in the event of the executive’s disability, (b) for cause, or (c) without cause. Each executive may terminate his employment agreement (a) for good reason, or (b) without good cause by providing 60 days prior written notice to the Company. Each employment agreement may also be terminated by agreement of the Company and the executive. Each employment agreement prohibits the executive, during employment and during the one-year period following termination of employment, from engaging in the self-storage business.
      The employment agreements provide for severance payments in the event of the executive’s employment is terminated without cause or he resigns with good reason. Such severance payments would be made for a period of 36 months following the termination of the executive’s employment, and each monthly payment would be in an amount equal to one-twelfth of the sum of the highest (i) salary earned by the executive during any calendar year, (ii) bonus and other incentive compensation earned by the executive during any calendar year, and (iii) value of any restricted stock awards during any calendar year. In addition, if the Company undergoes a change of control while severance is being paid, the remaining severance payment would be paid to the executive as a lump sum within 30 days after the change in control occurs. If the executive becomes entitled to severance payments following a change of control of the Company, then the severance payments would be paid to the executive as a lump sum within 30 days of his termination. The employment agreement provides that the severance payments to the executive will be “grossed up” for certain excise taxes on the severance payments and that the Company shall reimburse the executive for his legal fees in connection with any good faith claim for severance payments under the employment agreement. The employment agreement provides that the severance payments will not be offset or mitigated by any income from another source during the severance period. If the executive is terminated without cause or resigned with good reason during 2006, the Company estimates that Messrs. Attea, Myszka and Rogers would be entitled to aggregate severance of approximately $2,928,000, $2,845,000 and $2,845,000, respectively, under his employment agreement with the Company.
      The employment agreements also provide for payments in the event of the executive’s death or disability. Such payments shall be paid in eight quarterly installments following the termination of the executive’s death or disability, and each quarterly payment shall be in an amount equal to twice the salary of the executive at the time of his death or disability, divided by eight. In addition, the executive will be paid a pro rata potion of the incentive compensation earned by the executive during the calendar year in which he dies or becomes disabled. In the case of the executive’s disability, any payments to an executive would be reduced by any amounts paid to the executive in connection with the Company’s disability insurance contracts. If the executive dies or becomes permanently disabled during 2006, the Company estimates that Messrs. Attea, Myszka and Rogers would be entitled to aggregate severance of approximately $1,952,000, $1,897,000 and $1,897,000, respectively, under his employment agreement with the Company.
CERTAIN TRANSACTIONS
      The Company is a party to two joint ventures, one of which was formed in 2000 and the other in 2001, pursuant to which the Company and its respective joint venture partners each contributed self-storage facilities. In late 2001 and early 2002, the joint ventures engaged in financing transactions with institutional lenders. To address the lenders’ requirement that certain management functions be conducted by a bankruptcy remote entity, the Company transferred certain management functions of each joint venture (but not the day-to-day operations of the storage facilities, which continue to be managed by the Company) to a newly formed corporation (each, a “Manager”) and also contributed to each Manager 2% of the Company’s interest in the joint venture. In exchange, the Company received a 49% interest in each Manager and other consideration having an aggregate value determined by the Company to be equal to the value of its contribution . In connection with the financing transactions, Frederick G. Attea (brother of the Company’s

Chief Executive Officer) and two unrelated individuals purchased the remaining interests in the Managers. Mr. Attea acquired a 19% interest in each Manager for $76,300 in the aggregate, at the same per-share price paid by the two unrelated individuals and the Company. Mr. Attea also acquired a 28% interest in the Locke Group LLC, which owns an indirect minority interest in each joint venture. The joint ventures paid $947,835 in management fees to the Company in 2005. The Company purchased the interests of the Locke Group LLC in the joint ventures, effective April 1, 2006, for aggregate cash consideration of $8,475,000, which was paid to the owners of the Locke Group LLC, including Mr. Attea, pro rata based upon their respective ownership interests in the Locke Group LLC. The Company also purchased Mr. Attea’s interest in the Managers for $76,300. Due to Mr. Attea’s interest in these transactions, the Company engaged special independent counsel to represent it in connection with the transactions. In addition, the transactions were approved by a committee of the Board of Directors that was comprised of independent directors.
      Frederick G. Attea is a partner of the law firm of Phillips Lytle LLP, which has represented and is currently representing the Company.
      The Company has a Facilities Services Agreement with several businesses owned by Mr. Lannon whereby such businesses pay for the use of certain common facilities in the Company’s offices negotiated by the parties at arms-length. Charges under the Facilities Services Agreement are periodically reviewed by the Audit Committee of the Company’s Board of Directors.
      During 2005, the Company employed the brother-in-law of its Chief Executive Officer as its Senior Executive Vice President of Operations, the brother of its President as its Facilities Manager, and the brother of its Chief Financial Officer as its Asset Manager. The average annual salary and bonus paid to these three individuals was $108,920 during 2005.

CORPORATE PERFORMANCE GRAPH
      The following chart and line-graph presentation compares (i) the Company’s shareholder return on an indexed basis since December 31, 2000 with (ii) the S&P Stock Index and (iii) the National Association of Real Estate Investment Trusts Equity Index.
CUMULATIVE TOTAL SHAREHOLDER RETURN
SOVRAN SELF STORAGE, INC.
DECEMBER 31, 2000 — DECEMBER 31, 2005

	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2000	2001	2002	2003	2004	2005

S&P	100.00	88.12	68.64	88.33	97.94	102.75

NAREIT	100.00	113.93	118.28	162.20	213.42	239.37

SSS	100.00	172.27	169.26	236.11	283.16	333.82

      The foregoing item assumes $100.00 invested on December 31, 2000, with dividends reinvested.
2. APPOINTMENT OF INDEPENDENT ACCOUNTANTS
      Subject to ratification by the Shareholders, the Board of Directors has reappointed Ernst & Young LLP as independent accountants to audit the financial statements of the Company for the current fiscal year. Fees billed to the Company for fiscal years 2005 and 2004 by Ernst & Young LLP were as follows:

	2005	2004

Audit Fees	$265,937	$400,044
Audit-Related Fees	$9,250	$6,630
Tax Fees	$93,002	$106,785
All Other Fees	$0	$0

TOTAL FEES	$368,189	$513,459
      Audit fees include fees for the audit of the Company’s consolidated financial statements, interim reviews of the Company’s quarterly financial statements, and the audit of the internal controls over financial reporting.

Also included are consents and other services related to SEC matters. Audit related fees include the audit of the Company’s 401(k) plan. Tax fees include fees for services relating to tax compliance, tax planning and tax advice. These services include assistance regarding federal and state tax compliance, and the return preparation.
      The Audit Committee has adopted a policy that requires advance approval of the Audit Committee for all audit, audit-related, tax services, and other services to be provided by the independent auditor to the Company. The Audit Committee has delegated to its Chairman authority to approve permitted services, provided that the Chairman reports any decisions to the Audit Committee at its next scheduled meeting. During 2005, 100% of fees for audit services, 100% of fees for audit-related services and 100% of fees for tax services were approved under this policy.
      Representatives of the firm of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
      The Audit Committee and Board of Directors recommends a vote “FOR” the proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent accountants.
CORPORATE GOVERNANCE
      Corporate Governance Guidelines. The Board of Directors adopted Corporate Governance Principles to reflect recent changes in NYSE listing standards. These principles require that a majority of directors on the Board of Directors meet the criteria for independence defined by the NYSE. The Company already met this independence standard, and the new rules did not necessitate changes to the Board of Directors membership. From time to time, the Board of Directors may revise the Corporate Governance Principles in response to changing regulatory requirements, evolving best practices and the concerns of the Company’s shareholders and other constituencies. The Corporate Governance Principles are published on the Company’s web site at www.sovranss.com. A printed copy of the Corporate Governance Principles will be provided to any shareholder upon request to the Company at 6467 Main Street, Buffalo, New York, or by telephone (716) 633-1850.
      Code of Ethics and Code of Ethics for Senior Financial Officers. All of the Company’s employees, including the Company’s Chief Executive Officer and other senior executives, are required to comply with the Company’s Code of Ethics to help ensure that the Company’s business is conducted in accordance with the highest standards of moral and ethical behavior. The Board of Directors recently adopted a Code of Ethics for Senior Financial Officers applicable to the Company’s principal executive officer, principal financial officer and principal accounting officer and controller, each of whom is bound by the provisions set forth in the Code of Ethics relating to ethical conduct, conflicts of interest and compliance with the law. The Code of Ethics and Code of Ethics for Senior Financial Officers are published on the Company’s web site at www.sovranss.com. A printed copy of the Code of Ethics and the Code of Ethics for Senior Financial Officers will be provided to any shareholder upon request to the Company at 6467 Main Street, Buffalo, New York, or by telephone (716) 633-1850.
      Complaint Procedure; Communications with Directors. The Sarbanes-Oxley Act of 2002 requires companies to maintain procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Company currently has such procedures in place. Any employee of the Company may report concerns regarding these matters in the manner specified in the Company’s Employee Complaint Procedures for Accounting and Auditing Matters, which is published on the Company’s web site at www.sovranss.com. A printed copy of the Company’s Employee Complaint Procedures for Accounting and Auditing Matters will be provided to any shareholder upon request to the Company at 6467 Main Street, Buffalo, New York, or by telephone (716) 633-1850.
      The Board of Directors has also established a process for shareholders to send communications to the independent directors serving on the Board of Directors. Shareholders may communicate with the Board of

Directors by calling (716) 633-1850 ext. 6116 or by writing to Company’s Corporate Secretary. Communications sent to the Company addressed to the Board of Directors by these methods will be screened by the Corporate Secretary for appropriateness before either forwarding or notifying the independent director of receipt of a communication.
PROPOSALS OF SHAREHOLDERS FOR THE 2007 ANNUAL MEETING
      To be considered for inclusion in the proxy materials for the 2007 Annual Meeting of Shareholders, Shareholder proposals must be received by the Secretary of the Company, 6467 Main Street, Buffalo, New York 14221, no later than December 11, 2006.
      The Company’s By-Laws set forth the procedure to be followed by a Shareholder who wishes to recommend one or more persons for nomination to the Board of Directors or present a proposal at an Annual Meeting (other than a proposal submitted for inclusion in the Company’s proxy materials). Only a Shareholder of record entitled to vote at an Annual Meeting may present a proposal and must give timely written notice thereof to the Secretary of the Company at the address noted above. Generally, such notice must be received by the Company not less than 75 days nor more than 180 days prior to the anniversary date of the immediately preceding Annual Meeting. However, if such meeting is called for a date more than seven days prior to the anniversary date, then the notice must be received not later than the close of business on (i) the 20th day following the earlier of (a) the date on which notice of the date of the meeting was mailed to Shareholders or (b) the date on which the date of such meeting was publicly disclosed, or (ii) if the date of notice or public disclosure occurs more than 75 days prior to the scheduled date of the meeting, then the later of (a) the 20th day following the first to occur of such notice or public disclosure or (b) the 75th day prior to the scheduled date of the meeting.
OTHER MATTERS
      At the time of the preparation of this Proxy Statement, the Board of Directors of the Company did not contemplate or expect that any business other than that pertaining to the subjects referred to in this Proxy Statement would be brought up for action at the meeting, but in the event that other business calling for a Shareholders’ vote does properly come before the meeting, the Proxies will vote thereon according to their best judgment in the interest of the Company.

By Order of the Board of Directors,

David L. Rogers
Secretary
April 10, 2006

SOVRAN SELF STORAGE, INC.
SOLICITED BY THE BOARD OF DIRECTORS
for the Annual Meeting of Shareholders — May 18, 2006
Robert J. Attea, Kenneth F. Myszka and David L. Rogers, and each of them with full power of substitution, are hereby appointed proxies to vote all shares (unless a lesser number is specified on the other side) of the stock of Sovran Self Storage, Inc. that are held of record by the undersigned on March 31, 2006 at the Annual Meeting of Shareholders of Sovran Self Storage, Inc., to be held at The Buffalo Niagara Marriott, 1340 Millersport Highway, Amherst, New York, on May 18, 2006 at 11:00 a.m., local time, and any adjournments thereof, with all powers the undersigned would possess if personally present, for the election of directors, on each of the other matters described in the Proxy Statement and otherwise in their discretion.
The shares represented by this Proxy will be voted as directed by the shareholders. If no direction is given, such shares will be voted for Proposals 1 and 2.
Please return this proxy card promptly using the enclosed envelope.
(To be Signed on Reverse Side)
Annual Meeting of Shareholders
SOVRAN SELF STORAGE, INC.
May 18, 2006
PROXY VOTING INSTRUCTIONS
TO VOTE BY MAIL
Please date, sign and mail your proxy card in the envelope provided as soon as possible.
TO VOTE ELECTRONICALLY
To vote by internet or telephone, have the voting form in hand and call toll-free 1-800-PROXIES or access the web page at “www.voteproxy.com” and follow the instructions.
Please Detach and Mail in the Envelope provided
☑ Please mark your
votes as in this
example.
PLEASE MARK, SIGN, DATE & RETURN THIS PROXY IN THE ENCLOSED ENVELOPE. THE PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY. The Directors recommend a vote FOR election of all nominees and FOR proposal 2.

1.	ELECTION OF DIRECTORS: Nominees: Robert J. Attea Kenneth F. Myszka John E. Burns Michael A. Elia Anthony P. Gammie Charles E. Lannon

☐ FOR ALL NOMINEES                      ☐ WITHHELD FOR ALL NOMINEES
For, except vote withheld from the following nominee(s):

2.	Ratification of the appointment of Ernst & Young LLP as independent auditors for fiscal year 2006.
☐ FOR                      ☐ AGAINST                      ☐ ABSTAIN
3.	In their discretion, the proxies are authorized to vote upon any other matters of business which may properly come before the meeting, or, any adjournment(s) thereof.
Change of Address/comments on reverse side ☐
I plan to attend the meeting ☐
I do not plan to attend the meeting ☐
SIGNATURE(S)                                                                   Date
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.